Exhibit 3.1

STATE OF UTAH

DIVISION OF CORPORATIONS AND COMMERCIAL CODE

CERTIFICATE OF DESIGNATIONS,

RIGHTS AND PREFERENCES

OF

SERIES A CONVERTIBLE PREFERRED STOCK OF

NETCAPITAL INC.

A Utah Corporation

NETCAPITAL INC., a Utah corporation (the “Corporation”), organized and existing under and by virtue of the Utah Revised Business Corporation Act (the “URBCA”), DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Articles of Incorporation, as amended, and in accordance with Section 16-10a-602 of the URBCA, the Board adopted the following resolutions on May 27, 2026, creating a series of preferred stock of the Corporation designated “Series A Convertible Preferred Stock”:

WHEREAS, the Corporation desires to acquire certain artificial intelligence technology, related intellectual property, business operations, and associated assets from a third-party counterparty (the “Acquisition”) and intends to issue Six Hundred Thousand (600,000) shares of Series A Preferred Stock at a Stated Value of One Dollar and Fifty Cents ($1.50) per share, representing aggregate consideration of Nine Hundred Thousand Dollars ($900,000), as the consideration payable to the equity holders of the target;

WHEREAS, the Corporation and the recipients of the Series A Preferred Stock have agreed that, in exchange for accepting illiquid preferred equity rather than freely tradable common stock at the time of the Acquisition, each Initial Share shall, while outstanding as preferred, carry a heightened voting power of two and one-half (2.5) votes per share, but that, upon conversion of any such share into Common Stock — which conversion shall occur solely at the election of the Corporation as set forth herein — the heightened voting power shall automatically and irrevocably terminate and the resulting share of Common Stock shall thereafter carry only one (1) vote per share, identical to all other shares of Common Stock then outstanding;

WHEREAS, the parties have further agreed that, in addition to the initial Six Hundred Thousand (600,000) shares, an additional Six Hundred Thousand (600,000) shares of Series A Preferred Stock shall be issuable, if at all, on a performance-contingent basis upon achievement of a defined revenue milestone with respect to the acquired business, the issuance of which shall be subject to certification based on audited GAAP financial statements and shall be subject in all respects to the Corporation’s exclusive right to convert any or all such shares into Common Stock at the Corporation’s election;

WHEREAS, the parties have agreed that the Earnout Shares, by reason of being issued only after the contingent revenue milestone has been achieved and the underlying economic value thereby demonstrated, shall not carry any voting power while outstanding as preferred stock, and that, upon any conversion of an Earnout Share into Common Stock, the resulting share of Common Stock shall carry one (1) vote per share, identical to all other shares of Common Stock; and

WHEREAS, the Board has determined that the creation and issuance of the Series A Preferred Stock on the terms set forth herein is in the best interests of the Corporation and its stockholders.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board by the Articles of Incorporation, the Board hereby designates, creates, and authorizes the issuance of a series of preferred stock of the Corporation having the following designations, rights, preferences, privileges, restrictions, and other matters relating to such series of preferred stock:

SECTION 1. DESIGNATION AND AMOUNT

1.1 Designation. The series of preferred stock created hereby shall be designated “Series A Convertible Preferred Stock” (the “Series A Preferred Stock” or the “Preferred Stock”). The number of shares constituting the Series A Preferred Stock shall initially be Six Hundred Thousand (600,000) shares (the “Initial Shares”), with an additional Six Hundred Thousand (600,000) shares reserved exclusively for issuance, if at all, pursuant to the earnout provision set forth in Section 7 hereof (the “Earnout Shares”), for a maximum of One Million Two Hundred Thousand (1,200,000) shares of Series A Preferred Stock authorized hereunder. The number of authorized shares may be decreased (but not increased) by resolution of the Board without a vote of the Holders of Series A Preferred Stock; provided, that such number shall not be decreased below the sum of (i) the number of shares of Series A Preferred Stock then issued and outstanding plus (ii) the number of Earnout Shares then reserved.

1.2 Par Value. The par value of each share of Series A Preferred Stock shall be $0.001 per share.

1.3 Stated Value. Each share of Series A Preferred Stock shall have a stated value of One Dollar and Fifty Cents ($1.50) per share (the “Stated Value”), subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization affecting the Series A Preferred Stock.

1.4 Purpose. The Series A Preferred Stock is being created and authorized for the purpose of being issued, in whole or in part, as consideration to the equity holders of the target entity in connection with the Acquisition, and to give effect to the post-closing performance-based issuance contemplated by Section 7.

SECTION 2. DEFINITIONS

As used herein, in addition to the terms defined elsewhere in this Certificate, the following terms shall have the following meanings:

“Acquired Business Unit” means the business, operations, assets, and revenues acquired by, or contributed to, the Corporation pursuant to the Acquisition, tracked and accounted for by the Corporation as a separate operating segment, business unit, division, or subsidiary in accordance with GAAP for purposes of measuring the Revenue Milestone.

“Acquired Business Unit Revenue” has the meaning set forth in Section 7.3.

“Acquisition” has the meaning set forth in the recitals.

“Acquisition Agreement” means the definitive agreement (whether styled as a Stock Purchase Agreement, Asset Purchase Agreement, Plan of Merger, Contribution Agreement, or otherwise) entered into between the Corporation and the counterparty thereto governing the Acquisition, as amended, modified, or supplemented from time to time.

“Annual Report” means an Annual Report on Form 10-K filed by the Corporation with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

“Board Certification” has the meaning set forth in Section 7.4.

“Business Day” means any day other than a Saturday, Sunday, or a day on which commercial banks in the State of Utah are authorized or required by law to remain closed.

“Closing” means the consummation of the Acquisition pursuant to the Acquisition Agreement. “Common Stock” means the common stock of the Corporation, par value $0.001 per share. “Company Conversion Election” has the meaning set forth in Section 6.1.

“Company Conversion Notice” has the meaning set forth in Section 6.3.

“Conversion Date” has the meaning set forth in Section 6.3.

“Conversion Ratio” means a fixed and unadjusted ratio of one (1) share of Common Stock for each one (1) share of Series A Preferred Stock, subject only to proportionate adjustment for stock splits, stock dividends, combinations, recapitalizations, or similar changes affecting the Common Stock or the Series A Preferred Stock as set forth in Section 6.6.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock pursuant to a Company Conversion Election.

“Earnout Period” means the thirty-six (36) consecutive calendar months commencing on the first day of the first full calendar month following the Original Issue Date.

“Earnout Shares” means the up to Six Hundred Thousand (600,000) additional shares of Series A Preferred Stock issuable, if at all, pursuant to Section 7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Holder” means a registered holder of shares of Series A Preferred Stock.

“Independent Auditor” means the independent registered public accounting firm engaged by the Corporation to audit the Corporation’s consolidated financial statements included in the Third Annual Report.

“Initial Shares” has the meaning set forth in Section 1.1.

“Junior Securities” means the Common Stock and any other class or series of capital stock of the Corporation that ranks junior to the Series A Preferred Stock as to liquidation preference.

“Liquidation Event” has the meaning set forth in Section 4.1.

“Original Issue Date” means the date on which the first share of Series A Preferred Stock is issued in connection with the Closing.

“Revenue Milestone” has the meaning set forth in Section 7.3. “SEC” means the United States Securities and Exchange Commission. “Securities Act” means the Securities Act of 1933, as amended. “Stated Value” has the meaning set forth in Section 1.3.

“Third Annual Report” means the Annual Report on Form 10-K covering the third (3rd) full fiscal year of the Corporation following the Original Issue Date, as filed by the Corporation with the SEC.

SECTION 3. DIVIDENDS

3.1 No Cumulative Dividends. The Series A Preferred Stock shall not be entitled to any preferred, cumulative, or guaranteed dividend. No dividend shall accrue on the Series A Preferred Stock by reason of the passage of time or otherwise except as expressly set forth in Section 3.2.

3.2 Participating Dividends. If the Board declares any cash or stock dividend or other distribution on the Common Stock (other than a stock dividend, subdivision, combination, or similar recapitalization for which an adjustment to the Conversion Ratio is made under Section 6.6), each Holder of Series A Preferred Stock shall be entitled to participate in such dividend or distribution on an as-converted, one-for-one basis using the Conversion Ratio, payable simultaneously with the corresponding dividend or distribution on the Common Stock and in the same form. For the avoidance of doubt, dividend participation is calculated on a one-for-one basis and is not increased by reason of the 2.5-vote-per-share voting power of the Series A Preferred Stock under Section 5.1.

SECTION 4. LIQUIDATION PREFERENCE

4.1 Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation (each, a “Liquidation Event”), each Holder of Series A Preferred Stock shall be entitled to receive, before any payment or distribution to holders of any Junior Securities, an amount per share equal to the Stated Value of $1.50 per share (the “Liquidation Preference”).

4.2 Insufficient Assets. If, upon a Liquidation Event, the assets of the Corporation legally available for distribution to its stockholders are insufficient to pay the Holders the full Liquidation Preference, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the Holders in proportion to the full amounts they would otherwise be entitled to receive under Section 4.1.

4.3 Remaining Assets. After payment in full of the Liquidation Preference, the remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of Junior Securities.

4.4 Non-Liquidation Transactions. For the avoidance of doubt, a merger, consolidation, share exchange, sale of assets, or other change-of-control transaction shall not, in itself, constitute a Liquidation Event under this Section 4 unless it results in the voluntary or involuntary dissolution and winding up of the Corporation.

SECTION 5. VOTING RIGHTS

5.1 Voting Power of Initial Shares While Outstanding as Preferred. Each Initial Share, while issued and outstanding as preferred stock, shall be entitled to two and one-half (2.5) votes on each matter submitted to a vote of the holders of Common Stock. The Initial Shares shall vote together with the Common Stock as a single class on all such matters, except where a separate class vote is required by the URBCA. The voting power of each Initial Share is fixed at 2.5 votes per share, is not calculated on an as-converted basis, and shall not be subject to adjustment except for proportionate adjustments expressly contemplated by Section 6.6. The heightened voting power conferred by this Section 5.1 reflects the agreed compensation to Holders for accepting illiquid preferred equity rather than freely tradable Common Stock at the time of the Acquisition, and is calibrated, together with the non-voting status of the Earnout Shares under Section 5.3, so that the maximum aggregate voting power of all Series A Preferred Stock issuable hereunder shall not equal or exceed twenty percent (20%) of the voting power of the Corporation outstanding immediately before the Original Issue Date for purposes of Nasdaq Listing Rule 5635(a).

5.2 Reduction of Voting Power Upon Conversion. Upon conversion of any Initial Share into Common Stock pursuant to Section 6, the 2.5-vote-per-share voting power set forth in Section 5.1 shall automatically and immediately terminate with respect to such converted share, and the resulting share of Common Stock shall thereafter carry only one (1) vote per share, identical to all other shares of Common Stock then outstanding. Upon conversion of any Earnout Share into Common Stock pursuant to Section 6, the resulting share of Common Stock shall likewise carry one (1) vote per share. No Holder shall have any continuing 2.5-vote voting right by reason of, or following the effective time of, conversion. The reduction or, in the case of Earnout Shares, attachment of voting power to one (1) vote per share is automatic, self-executing, and irrevocable upon the Conversion Date and shall require no further action by the Corporation, the Holder, or any other person. The structural rationale of this Certificate is that Holders of Initial Shares receive heightened voting power solely while they have not yet realized the economic value of such shares through conversion to liquid Common Stock; once the Corporation effects conversion and the Holders receive the economic value of Common Stock, the Holders shall vote on a one-vote-per-share basis identical to all other holders of Common Stock.

5.3 Earnout Shares — Non-Voting While Preferred. Notwithstanding any other provision of this Certificate, each Earnout Share, while issued and outstanding as preferred stock, shall be non-voting and shall not be entitled to vote on any matter submitted to a vote of the holders of Common Stock or to a vote of the holders of preferred stock voting together with the Common Stock as a single class. The Earnout Shares shall not be counted toward, and shall not be entitled to vote with respect to, the determination of any quorum or vote of the holders of Common Stock or any combined class. The non-voting status of the Earnout Shares is in addition to, and not in lieu of, the Corporation’s right under Section 7.6 to effect simultaneous issuance and conversion of Earnout Shares directly into Common Stock. For the avoidance of doubt, (a) Earnout Shares are non-voting only while outstanding as preferred stock; upon conversion into Common Stock pursuant to a Company Conversion Election, the resulting share of Common Stock shall carry one

(1) vote per share, and (b) the non-voting nature of the Earnout Shares does not impair any class-vote rights conferred on the Earnout Shares by mandatory provision of the URBCA, including any right to vote as a separate class on amendments that adversely affect the Earnout Shares disproportionately, which class-vote rights are preserved under Section 5.4. The non-voting structure of the Earnout Shares is intended, together with the calibration of voting power for the Initial Shares under Section 5.1, to ensure that the maximum aggregate voting power of all Series A Preferred Stock issuable hereunder remains below the twenty percent (20%) threshold of Nasdaq Listing Rule 5635(a)(1)(A).

5.4 Protective Provisions. For so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote or written consent of the Holders of a majority of the then-outstanding shares of Series A Preferred Stock (voting separately as a single class):

(a) amend, alter, or repeal the preferences, rights, privileges, or powers of the Series A Preferred Stock in a manner that adversely affects the Holders;

(b) create, authorize, or issue any class or series of capital stock that ranks senior to the Series A Preferred Stock as to liquidation preference;

(c) increase the maximum authorized number of shares of Series A Preferred Stock above One Million Two Hundred Thousand (1,200,000) shares; or

(d) amend the Corporation’s Articles of Incorporation, Bylaws, or this Certificate of Designations in a manner that adversely affects the rights of the Series A Preferred Stock.

For the avoidance of doubt, the Corporation’s exercise of a Company Conversion Election in accordance with Section 6 and the issuance and simultaneous conversion of Earnout Shares in accordance with Section 7.6 shall not, in either case, be deemed to adversely affect the rights, preferences, privileges, or powers of the Series A Preferred Stock and shall not require any consent of the Holders under this Section 5.4.

SECTION 6. CONVERSION RIGHTS — COMPANY OPTION ONLY

6.1 Company Conversion Election. The Corporation shall have the sole, exclusive, and unconditional right, exercisable in its sole and absolute discretion at any time and from time to time on or after the Original Issue Date, to convert all or any portion of the then-outstanding shares of Series A Preferred Stock (including, without limitation, any Earnout Shares) into shares of Common Stock at the Conversion Ratio (each such election, a “Company Conversion Election”). The conversion right granted hereunder belongs solely to the Corporation, and no Holder shall have any right, at any time or under any circumstance, to elect, request, demand, or otherwise compel the conversion of any share of Series A Preferred Stock into Common Stock.

6.2 Conversion Ratio. Each share of Series A Preferred Stock subject to a Company Conversion Election shall convert into one (1) share of Common Stock, on a fixed one-for-one basis at the Stated Value of $1.50 per share, without giving effect to any premium, discount, market price, or volume-weighted average price adjustment of any kind. The Conversion Ratio shall not float or be re-priced and shall be subject only to the proportionate adjustments expressly set forth in Section 6.6.

6.3 Mechanics of Conversion. To exercise a Company Conversion Election, the Corporation shall deliver written notice (the “Company Conversion Notice”) to each affected Holder, signed by an authorized officer of the Corporation, specifying (a) the number of shares of Series A Preferred Stock to be converted, (b) the Holder(s) whose shares are subject to such conversion, (c) the effective date of conversion, which shall be the date of delivery of the Company Conversion Notice or such later date as may be specified in the Company Conversion Notice (the “Conversion Date”), and (d) the number of Conversion Shares to be issued. Conversion shall be effective automatically upon the Conversion Date without any further action required by, or consent of, any Holder. The Corporation shall cause the applicable Conversion Shares to be issued and delivered to the affected Holder(s) within five (5) Business Days following the Conversion Date by book-entry credit through the Corporation’s transfer agent, or by physical certificate if the Holder so requests in writing.

6.4 Effect of Conversion. Effective as of the Conversion Date with respect to any share of Series A Preferred Stock subject to a Company Conversion Election: (a) such share shall be deemed cancelled and shall no longer be issued and outstanding; (b) in the case of an Initial Share, the 2.5-vote-per-share voting power applicable to such share under Section 5.1 shall automatically and irrevocably terminate, and the resulting Conversion Share shall thereafter carry only one (1) vote per share; in the case of an Earnout Share, the non-voting status applicable to such share under Section 5.3 shall automatically and irrevocably terminate, and the resulting Conversion Share shall thereafter carry one (1) vote per share; in each case, identical to all other shares of Common Stock; (c) the Holder shall be deemed the holder of record of the resulting Conversion Shares as of the Conversion Date; and (d) all rights, preferences, and privileges of such share as preferred stock under this Certificate (including, without limitation, the Liquidation Preference and the right to participating dividends as preferred) shall terminate, and the Holder shall thereafter have only the rights of a holder of Common Stock with respect to such Conversion Shares.

6.5 No Holder Conversion Right. No Holder shall have any right or option, at any time or under any circumstance, to convert, exchange, or cause the conversion or exchange of any share of Series A Preferred Stock into Common Stock, into any other security of the Corporation, or into cash. Any purported notice or demand of conversion delivered by a Holder shall be null, void, and of no force or effect, and the Corporation shall have no obligation to recognize, respond to, or act upon any such purported notice or demand.

6.6 Adjustments for Recapitalization. If, after the Original Issue Date, the Corporation effects

(a) a stock dividend or other distribution payable in shares of Common Stock to the holders of Common Stock generally, (b) a subdivision (by stock split, reclassification, or otherwise) of the outstanding shares of Common Stock into a greater number of shares, (c) a combination (by reverse stock split, reclassification, or otherwise) of the outstanding shares of Common Stock into a smaller number of shares, or (d) a recapitalization, reorganization, reclassification, or other similar change affecting the Common Stock, then in each case the Conversion Ratio shall be adjusted proportionately so that, immediately after such event, each Holder shall be entitled, upon a Company Conversion Election, to receive the number and kind of shares of Common Stock (or other securities or property) that such Holder would have received had such Holder’s shares of Series A Preferred Stock been converted into Common Stock immediately prior to such event.

6.7 Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of issuance upon any Company Conversion Election, a number of shares of Common Stock at least equal to the maximum number of Conversion Shares issuable upon conversion of all then-outstanding shares of Series A Preferred Stock and all Earnout Shares then reserved (assuming, for this purpose, that all Earnout Shares are issued and converted). All such reserved shares of Common Stock, when issued upon conversion in accordance with this Certificate, shall be duly authorized, validly issued, fully paid, and nonassessable.

6.8 No Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock. In lieu of any fractional share of Common Stock to which a Holder would otherwise be entitled, the Corporation shall, at its election, either (a) round up to the next whole share of Common Stock, or (b) pay cash in an amount equal to the product of such fractional share and the closing price per share of the Common Stock on the trading day immediately preceding the Conversion Date, as determined in good faith by the Board.

SECTION 7. EARNOUT PROVISION

7.1 Earnout Period. The “Earnout Period” shall mean the thirty-six (36) consecutive calendar months commencing on the first day of the first full calendar month following the Original Issue Date.

7.2 Acquired Business Unit Tracking. From and after the Closing, the Corporation shall track and account for the Acquired Business Unit as a separate operating segment, business unit, division, or subsidiary in accordance with GAAP, including by maintaining separate books and records sufficient to identify and measure the Acquired Business Unit Revenue. The Corporation shall not engage in any reorganization, consolidation, allocation, or accounting treatment with the purpose or effect of preventing, frustrating, or distorting the calculation of the Acquired Business Unit Revenue or the achievement of the Revenue Milestone.

7.3 Revenue Milestone. The “Revenue Milestone” shall be deemed achieved if and only if the cumulative GAAP revenue of the Acquired Business Unit alone (and not including revenue of the Corporation’s pre-existing operations or any other business unit), as reported in the audited consolidated financial statements of the Corporation included in the Third Annual Report and as confirmed in writing by the Independent Auditor, equals or exceeds Three Million Dollars ($3,000,000) for the Earnout Period (such revenue, the “Acquired Business Unit Revenue”). For purposes of clarity: (a) only audited GAAP revenue of the Acquired Business Unit shall be counted; (b) intercompany revenue and revenue derived from the Corporation’s pre-existing operations shall be excluded; and (c) achievement is measured cumulatively over the full Earnout Period and not by reference to any single fiscal year.

7.4 Board Certification. Within thirty (30) days following the filing of the Third Annual Report, the Board shall determine, based on the audited consolidated financial statements of the Corporation included in the Third Annual Report and the written confirmation of the Independent Auditor of the Acquired Business Unit Revenue, whether the Revenue Milestone has been achieved. The determination of the Board shall be evidenced by a written certification executed by an authorized officer of the Corporation pursuant to authority granted by the Board (the “Board Certification”), which shall set forth: (a) the calculation of Acquired Business Unit Revenue for the Earnout Period; (b) confirmation by the Independent Auditor of such calculation; and (c) the Board’s determination of whether the Revenue Milestone has been achieved. The Board Certification shall be conclusive and binding on all Holders absent manifest error.

7.5 Issuance Mechanics. If, and only if, the Board Certification confirms that the Revenue Milestone has been achieved, the Corporation shall issue the Six Hundred Thousand (600,000) Earnout Shares to the recipients designated in the Acquisition Agreement, in accordance with the allocation set forth therein, no later than forty-five (45) days following the filing of the Third Annual Report (the “Earnout Issuance Deadline”). If the Board Certification confirms that the Revenue Milestone has not been achieved, no Earnout Shares shall be issued, and any reservation of Earnout Shares shall automatically terminate.

7.6 Company Conversion Election Concerning Earnout Shares. Notwithstanding any other provision of this Certificate, the Corporation shall have, and hereby reserves, the exclusive right, exercisable in its sole and absolute discretion at any time before, on, or after the date the Revenue Milestone is achieved, to convert all or any portion of the Earnout Shares into Common Stock at the Conversion Ratio simultaneously with, or in lieu of, the issuance of such Earnout Shares as Series A Preferred Stock. The Corporation may, by exercise of a Company Conversion Election concurrent with the Earnout Issuance Deadline, satisfy its obligation to issue Earnout Shares by issuing the corresponding Conversion Shares directly as Common Stock to the applicable recipients, in which case (a) no Earnout Share shall ever be deemed outstanding as Series A Preferred Stock, and (b) the recipients shall receive Common Stock with one (1) vote per share. For the avoidance of doubt, the Earnout Shares are non-voting while outstanding as preferred stock pursuant to Section 5.3, and accordingly the Corporation’s right under this Section 7.6 is provided for the Corporation’s administrative and cap-table flexibility and is not required to neutralize voting concentration; the issue-and-convert mechanism remains available at the Corporation’s sole election.

7.7 Failure to Achieve Revenue Milestone. If the Board Certification confirms that the Revenue Milestone has not been achieved during the Earnout Period: (a) no Earnout Shares shall be issued;

(b) the reservation of Earnout Shares under Section 1.1 shall automatically terminate; (c) no further earnout, contingent issuance, or anti-dilution adjustment of any kind shall apply to the Series A Preferred Stock; and (d) the only conversion right with respect to the then-outstanding Initial Shares shall be a Company Conversion Election effected on a one-for-one basis pursuant to Section 6, exercisable solely at the Corporation’s election.

7.8 Early Achievement of Revenue Milestone. Nothing in this Section 7 shall limit, condition, or delay the Corporation’s exclusive right to exercise a Company Conversion Election under Section 6 with respect to any then-outstanding shares of Series A Preferred Stock at any time, including before the end of the Earnout Period. If the Board, acting in good faith on the basis of audited or reviewed financial information, determines that the Revenue Milestone has been achieved prior to the end of the Earnout Period, the Corporation may, but shall not be required to, exercise a Company Conversion Election with respect to all or any portion of the then-outstanding Series A Preferred Stock and may, in its sole discretion, accelerate the issuance of Earnout Shares (subject in all cases to subsequent confirmation by the Independent Auditor in connection with the Third Annual Report). Any acceleration under this Section 7.8 shall remain subject to the Corporation’s exclusive conversion right under Section 6 and to Section 7.6.

7.9 No Reduction or Clawback for Subsequent Decline. Once the Revenue Milestone is confirmed achieved by the Board Certification and the Earnout Shares (or, in the event of simultaneous conversion under Section 7.6, the corresponding Conversion Shares) are issued, neither the achievement of the Revenue Milestone nor the issuance of such shares shall be subject to claw-back, rescission, or reduction by reason of any subsequent decline in Acquired Business Unit Revenue, restatement, or other event.

SECTION 8. TRANSFER RESTRICTIONS

8.1 Securities Law Restrictions. Shares of Series A Preferred Stock and any Conversion Shares shall not be sold, transferred, assigned, pledged, hypothecated, or otherwise disposed of except:

(a) pursuant to an effective registration statement under the Securities Act; (b) pursuant to Rule 144 under the Securities Act, if available; or (c) pursuant to another available exemption from the registration requirements of the Securities Act, supported, if requested by the Corporation, by a customary opinion of counsel reasonably acceptable to the Corporation. Each certificate or book entry representing shares of Series A Preferred Stock or Conversion Shares shall bear a customary Securities Act restrictive legend until such legend may be removed pursuant to applicable law.

8.2 Acquisition Agreement Restrictions. Shares of Series A Preferred Stock and the corresponding Conversion Shares shall additionally be subject to any lock-up, transfer restriction, right of first refusal, or other contractual restriction set forth in the Acquisition Agreement or any related ancillary agreement entered into in connection with the Acquisition.

SECTION 9. MISCELLANEOUS

9.1 Notices. All notices, demands, requests, and other communications under this Certificate shall be in writing and shall be deemed given when delivered personally, sent by reputable overnight courier with confirmation of receipt, sent by email to the email address most recently designated in writing by the recipient, or sent by certified mail (return receipt requested), in each case addressed to the Corporation at its principal office and to each Holder at the address most recently provided to the Corporation’s transfer agent.

9.2 Waiver. No waiver by any Holder of any right, power, or privilege hereunder shall operate as a waiver of any other right, power, or privilege, and no waiver shall be effective unless in writing and signed by the Holder against whom such waiver is sought to be enforced. All rights and remedies of the Holders under this Certificate are cumulative and not exclusive of any rights or remedies otherwise available.

9.3 Severability. If any provision of this Certificate is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the remaining provisions shall remain in full force and effect, and to the Corporation shall replace the invalid provision with a valid provision giving effect, to the maximum extent legally permissible, to the original intent of the parties.

9.4 Governing Law. This Certificate shall be governed by and construed in accordance with the laws of the State of Utah, without regard to principles of conflicts of laws. The internal affairs of the Corporation, including the rights, preferences, and privileges of the Series A Preferred Stock, shall be governed exclusively by the URBCA.

9.5 Headings. The section headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning of any provision of this Certificate.

9.6 Construction. This Certificate has been negotiated by sophisticated parties and shall be construed without regard to any rule of construction resolving ambiguities against the drafting party. The terms “including” and “includes” shall be interpreted to mean “including, without limitation,” and references to “Sections” are to sections of this Certificate unless otherwise specified.

9.7 No Third-Party Beneficiaries. Except for the Holders and their respective successors and permitted assigns, no person shall be a third-party beneficiary of any provision of this Certificate.

9.8 Effectiveness. This Certificate shall become effective upon filing with the Utah Division of Corporations and Commercial Code in accordance with the URBCA.

9.9 Nasdaq Compliance Covenant. The Corporation acknowledges that the rights, preferences, and limitations set forth in this Certificate — including, without limitation, the fixed 2.5-vote-per-share voting power applicable solely to the Initial Shares under Section 5.1, the non-voting status of the Earnout Shares while outstanding as preferred under Section 5.3, the fixed one-for-one Conversion Ratio under Section 6.2, and the maximum aggregate authorization of One Million Two Hundred Thousand (1,200,000) shares of Series A Preferred Stock under Section 1.1 — have been calibrated with the intent that the issuance and potential issuance of Series A Preferred Stock contemplated hereby shall not, standing alone, equal or exceed twenty percent (20%) of either (a) the number of shares of Common Stock outstanding immediately before the Original Issue Date, or (b) the voting power of the Corporation outstanding immediately before the Original Issue Date, in each case for purposes of Nasdaq Listing Rule 5635(a)(1). The Corporation shall not amend this Certificate, issue additional shares of Series A Preferred Stock beyond the maximum authorization set forth in Section 1.1, or take any other action under this Certificate that would cause the issuance to exceed such thresholds without first obtaining any shareholder approval required by applicable Nasdaq Listing Rules.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations, Rights and Preferences of Series A Convertible Preferred Stock of Netcapital Inc. as of                   , 2026.

NETCAPITAL INC.

By:
Name:
Title:
Date:

SECRETARY’S CERTIFICATE

The undersigned, being the duly appointed Secretary of Netcapital Inc., hereby certifies that the foregoing Certificate of Designations, Rights and Preferences of Series A Convertible Preferred Stock was duly adopted by the Board of Directors of Netcapital Inc. by Action by Written Consent dated May 27, 2026, in accordance with the Utah Revised Business Corporation Act and the Corporation’s Articles of Incorporation and Bylaws, and that no vote of shareholders is required for the adoption of this Certificate under applicable law.

By:
Name:
Title:	Secretary, Netcapital Inc.
Date:

SERIES A PREFERRED STOCK — SUMMARY OF TERMS

Reference Guide for Holders and Corporation

Designation	Series A Convertible Preferred Stock

Issuer	Netcapital Inc. (Utah corporation, NASDAQ: NCPL)

Purpose	Acquisition consideration — AI technology and related assets

Initial Shares	600,000 shares — voting (2.5 votes/share)

Earnout Shares Reserved	600,000 additional shares — non-voting while preferred

Total Authorized	1,200,000 shares maximum

Par Value	$0.001 per share

Stated Value	$1.50 per share

Initial Consideration	$900,000 (600,000 × $1.50)

Maximum Consideration if Earnout Met	$1,800,000 (1,200,000 × $1.50)

Voting — Initial Shares (Preferred)	2.5 votes per share

Voting — Earnout Shares (Preferred)	Zero — non-voting while preferred

Voting — All Shares After Conversion	1 vote per share (standard common)

Maximum Aggregate Preferred Voting Power	1,500,000 votes (only Initial Shares vote)

% of NCPL Voting Power (7,847,899 base)	19.11% — under Nasdaq 5635(a) 20% threshold

Conversion Ratio	Fixed 1-for-1 (Series A → Common); $1.50 → $1.50

Conversion Right	Corporation’s sole and exclusive option — Holders have NO conversion right

Cumulative Dividends	None

Participating Dividends	Yes — 1-for-1 with Common Stock when declared

Liquidation Preference	$1.50 per share — senior to Junior Securities

Earnout Trigger	$3,000,000 cumulative GAAP revenue of Acquired Business Unit alone

Earnout Measurement Period	36 months following Original Issue Date

Earnout Certification	Audited financials in Third 10-K + Independent Auditor confirmation + Board Certification

Earnout Issuance Deadline	45 days after filing of Third Annual Report (10-K)

Company Issue-and-Convert Right	Yes — Corporation may issue Earnout Shares directly as Common Stock

Mandatory Redemption	None

Optional Redemption (Corporation)	None — Conversion is the Corporation’s exit mechanism

Optional Redemption (Holder)	None

Anti-Dilution / MFN	None — Conversion Ratio is fixed (subject only to recapitalization adjustments)

Registration Rights	None — subject to Acquisition Agreement

Transfer Restrictions	Securities Act + any Acquisition Agreement lock-up

Nasdaq 5635 Status	Calibrated to remain below 20% on both voting power and share count tests

Governing Law	State of Utah